Exhibit 10.2

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of June 28, 2019, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and TEMPEST THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of February 22, 2019 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 9,780 rentable square feet (“Premises”) consisting of a portion of that building located at 7000 Shoreline Court, South San Francisco, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire to amend the terms of the Lease, subject to the terms and conditions set forth below, as provided in this First Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Improvements Allowance. Landlord shall make available to Tenant a tenant improvement allowance of up to $500,000 in the aggregate (the “Improvement Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord to the Building (the “Improvements”), which Improvements shall be constructed pursuant to a scope of work acceptable to Landlord and Tenant. Landlord’s approval of such scope of work may be granted or withheld in Landlord’s sole and absolute discretion if the Improvements affect the Building or Building Systems. The Improvement Allowance shall be available only for the design and construction of the Improvements. Tenant acknowledges that upon the expiration of the term of the Lease, the Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Improvements. The Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease, except as otherwise expressly provided in this First Amendment. The contractor for the Improvements shall be selected by Tenant, subject to Landlord’s reasonable approval. Prior to the commencement of the Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Improvements, Landlord shall reimburse Tenant for the cost of the Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily and reasonably obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Improvements (and prior to any final disbursement of the Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Improvements, if applicable. Notwithstanding the foregoing, if the cost of the Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant for the design and construction of the Improvements commencing on the date of this First Amendment through the date that is one year after the date of this First Amendment (the “Outside Allowance Date”). Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Allowance Date shall be forfeited and shall not be available for use by Tenant.

In addition to the Improvement Allowance, Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant to cause the door from the elevator lobby to the Premises to be in compliance with minimum ADA requirements in effect as of the date of this First Amendment (the “Compliance Improvements”). Tenant shall perform the Compliance Improvements concurrent with the performance of the Improvements and shall use materials reasonably acceptable to Landlord in the construction of the Compliance Improvements.

2.

Tl Rent. Commencing on the first day of the calendar month following the date that Landlord first disburses any portion of the Improvement Allowance to Tenant, and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the Base Term, which interest shall begin to accrue on the date that Landlord first disburses such Improvement Allowance or any portion(s) thereof (“Tl Rent”). Tenant acknowledges that because the Improvement Allowance may be disbursed to Tenant is multiple disbursements, the Tl Rent payable by Tenant pursuant to the Section 2 may be adjust following each disbursement. Any Tl Rent remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease. Tenant may pay off all or any remaining Tl Rent at any time during the Base Term without payment of interest not yet accrued and without penalty.

3.

OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

4.	California Accessibility Disclosure. Section 41(p) of the Lease is hereby incorporated into this First Amendment by reference.

5.	Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c. This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker’’) in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

e. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

(Signatures are on the next page)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day • and year first above written.

TENANT:

TEMPEST THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Tom Dubensky
Its:	President and CEO

LANDLORD:

ARE-MA REGION NO. 17, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership

By:	ARE-QRS CORP.,
a Maryland corporation,

By:	/s/ Gary Dean
Its: Senior Vice President
RE Legal Affairs

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